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                                                                    Exhibit 20.1

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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                      LML SUBSIDIARY CONTRACTS TO PROVIDE
             ELECTRONIC PAYMENT SERVICES TO 57 ABCO FOODS OUTLETS.

Vancouver, BC, December 4, 2000 - LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) is pleased to announce the finalization and signing of agreements between Corporation subsidiary Phoenix EPS Inc. (Phoenix) and Fleming Foods subsidiary ABCO Food Group (ABCO). ABCO is a premiere brand in the Fleming Retail Group's portfolio, and operates a chain of 57 retail grocery stores in Arizona.

Under the terms of the first agreement, Phoenix will provide ABCO with electronic payment transaction services, including the switching and routing of credit, debit, EBT and check transactions to and from third party processors for authorization and settlement. Phoenix will use their proprietary REPS system to fulfill this agreement, and additionally to provide full audit capacity for each transaction type and real time monitoring of transaction traffic for each district, store and/or register terminal. Processing will take place in Phoenix's new processing facility in Scottsdale Arizona, and fees will accrue on a per transaction basis with prescribed volume pricing.

"We've been very happy with the performance of Phoenix EPS and the REPS system. We look forward to continuing this relationship for all of our corporately owned stores." said Fleming Vice President of Retail Systems Gary Rhyne.

ABCO Food Group has 3400 employees and is a subsidiary of Fleming Companies Inc. of Lewisville, Texas. Fleming Companies Inc. is an industry leader in food distribution, food retailing and business-to-business e-commerce fulfillment which owns and operates several hundred supermarkets under the familiar brand names of: Rainbow Foods, Favar Concepts Limited (Yes!Less), Richmar, University Foods and Arizona Price Impact L.L.C (Phoenix Food 4 Less), which are also contracting with Phoenix EPS for payment processing services.

"We have enjoyed our relationship with the Fleming Retail Group to date, and believe the ABCO contract represents a continuing vote of confidence in our systems and our people," said Phoenix EPS President Robert Peyton. "We are thrilled to see our involvement with this category leader evolve to the next level of service."

In the second agreement, Phoenix will provide OS/390 System Services to ABCO. These services include operating and maintaining ABCO's legacy business application systems on the Phoenix EPS data center's OS/390 mainframe. This will enable ABCO to further reduce their operating expenses in the highly competitive Phoenix and Tucson markets.

"The built-in functionality and real-time features of the REPS system, together with our suite of intellectual property and vertically integrated services and companies, creates a compelling cost-saving and efficiency story for retailers, " said Corporation President and CEO Patrick Gaines. "The ABCO contract is the harbinger of the next stage of development in our business plan. "
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                                   - more -

LML Payment Systems is a financial payment processor specializing in providing end-to-end check processing solutions for national, regional and local retail merchants. The Corporation's processing services include traditional check verification and collection along with electronic processing services including Electronic Check Re-presentment (whereby returned paper checks are represented for payment electronically) and Electronic Check Conversion (whereby paper checks are converted into electronic transactions right at the point of sale). The Corporation's intellectual property estate, owned by a subsidiary, will include a recently allowed patent application regarding internet checking transactions, in addition to U.S. Patent No. 5,484,988. U.S. Patent No. 5,484,988, describes a "Checkwriting point of sale system," which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260